WY Secretary of State FILED:
05/05/2008 10:00 AM
ID: 2008-000554438

Articles of Incorporation
Wyoming Corporation

I
The name of the corporation is LUX DIGITAL PICTURES, INC.

II

The name and address of the registered agent is CORP 95
123 W. 1st St. Suite 675
Casper, WY 82601

III

The number and class of shares the company is authorized to issue are:
l,000:000:000 shares of common stock at $.001 per share
5,000,000 shares of preferred stock at $.001 per share.

IV

The number and class of shares that are entitled to receive the net assets upon dissolution are:
1.000.000,000 shares of common stock.
5,000,000 shares of preferred stock

V

The address for mailing the annual report form is: 32545B Golden Lantern #140. Dana Point, CA 92629

VI

The name and address of the incorporator is: David DeLoach
32545B Golden Lantern #140
Dana Point, CA 92629

VII

The liability of directors and officers of this corporation for monetary damages shall eliminated to the fullest extent permissible under Wyoming law

This corporation is authorized to provide indemnification of directors, officers and agents to the fullest extent permissible under Wyoming law.

Any amendment, repeal or modification of any provision of this Article shall not adversely affect any right or protection of a director, officer or agent of this corporation existing at the time of such amendment, repeal or modification.

VIII

The contact name and phone number are: David DeLoach (949) 487-2436

Dated: 04/28/08

David DeLoacli Incorporator

Consent To Appointment By Registered Agent

I, CORP 95, voluntarily consent to serve as the registered agent for LUX DIGITAL PICTURES, INC. on the date shown below.

The registered agent certifies that it is a foreign corporation authorized to transact business in this state whose business office is identical with the registered office.

Dated 04/28/08

Signature of Authorized Representative of Registered Agent